Exhibit 14.1

Code of Ethics and Business Conduct

HARBIN ELECTRIC INCORPORATED
and All Subsidiaries or Affiliated Entities

Adopted by Harbin Electric’s Board of Directors on February 17, 2006.

The purpose of adopting and disseminating this code of ethics is to enhance and protect our Company reputation. Our basic code to follow is simple it says "I will not lie, cheat, or steal, nor tolerate those who do." It is based on this simple statement that we set forth our official Code of Ethics and Business Conduct

This Code of Ethics is established to deter wrongdoing and to promote:

•	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•	Compliance with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies;

•	Prompt internal reporting of possible violations of this Code of Ethics with the appropriate persons within the Company; and

•	Accountability for adherence to this Code of Ethics.

Harbin Electric’s Code of Ethics and Business Conduct dictates that we have trustful relationships with all those with whom we relate -our employees, our customers and potential partners, shareholders, suppliers, government agencies, etc. Good relationships are based on trust and trust is based on truth.

We not only agree individually to not lie, cheat, or steal from those with whom we have relationships, but we also agree to not tolerate those who do. All Harbin Electric directors, officers, and employees should avoid any situation that would create a conflict of interest. Harbin Electric officials and personnel re expected to make fair and ethical decisions in all transactions.

All decisions should be made to maximize corporate opportunities and minimize corporate risk, while ensuring the protection and proper use of Harbin Electric’s assets. As such, no Harbin Electric employee should accept gifts from people outside the Company of any value exceeding that of a normal business lunch or dinner. Additional policies are described in detail and set forth in our Code of Ethics for Senior Executives which is for Harbin Electric’s directors, executive officers, and other key decision making employees.

All Harbin Electric officials and employees should follow the compliance standards, procedures, laws, rules, and regulations (including insider trading laws) associated with the applicable business dealings, whether governed by internal Harbin Electric policies or external regulatory agencies. Given our operational status in both China and the U.S., we are sometimes subject to separate regulations in each country. In the case is overlapping or missing statutes, we will always choose to adopt the most strict of the two regulations in an effort to maintain the highest standard of compliance with the basic Code of Ethics.

With our focus on truthful dealings, all of us must do our best to see that all public pronouncements made by Harbin Electric personnel, financial and otherwise, consist of true statements. Should a mistake ever be made where an untrue statement is issued to any of our constituents, immediately upon discovering the mistake, a public retraction to all involved will be made.

Harbin Electric has appropriate policies and penalties procedures for any violation of this Code of Ethics and Business Conduct. Those who violate Harbin Electric’s internal policies, and/or external regulations on behalf of Harbin Electric, will be dealt with swiftly while in a fair and appropriate manner.

Conflicts of Interest - A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer, or director, or a member of his or her family, receives improper benefits as a result of his or her position at Harbin Electric. Loans to, or guarantees of obligations of, such persons are of special concern. Harbin Electric strictly prohibits any director, officer, or employee to engage in any conduct which creates a conflict of interest with Harbin Electric.

Corporate Opportunities - Directors, officers, and employees are expressly prohibited from:

a.	Taking for themselves personally, opportunities that are discovered through the use of Harbin Electric property, information, or position;

b.	Using Harbin Electric property, information, or position for personal gain; or

c.	Competing with Harbin Electric directly or with any business that Harbin Electric is considering.

Confidentiality - The dissemination, sale, or use of confidential information of Harbin Electric or any customer of Harbin Electric to which Harbin Electric has a duty to maintain information in confidence is expressly prohibited, except in cases where disclosure is authorized or legally mandated.

Fair Dealing - Each director, officer, and employee should deal fairly with those that we come into contact with, including customers, suppliers, and employees of Harbin Electric. We will not tolerate takes unfair advantage of others through manipulation, concealment, abuse of confidential, proprietary or trade secret information, misrepresentation of material facts, or any other unfair dealing-practice.

Protection and Proper Use of Harbin Electric Assets - All employees should protect Harbin Electric’s assets and property and ensure their efficient use. Theft, carelessness, and waste of Harbin Electric assets and property have a direct impact on Harbin Electric’s profitability and shareholder value.

If you see or suspect a violation of Harbin Electric’s Code of Ethics and Business Conduct, please report it to one of the following people. Any report of an ethics violation will be kept strictly confidential.

➢	Yang Tianfu - Chairman & CEO

Xu Zedong - CFO

Xu Suo Fei, Vice President -COO

Xia Chungang -Corporate Secretary

Pat McManus, Director - Audit Services

Barry Raeburn, Vice President, U.S. Operations; Asst. Corporate Secretary

Interpretation of Code - Any question or interpretation under this Code of Ethics and Business Conduct will be handled by those individuals specifically named in the Code. The Nominating and Corporate Governance Committee of the Board of Directors will have authority to waive compliance with this Code of Ethics and Business Policy for any employee of Harbin Electric; provided, however, waiver of compliance with this policy for any director or officer may only be made only by the Board, or a designated Committee of the Board. Any waiver for any executive officer or director will be promptly disclosed by Harbin Electric to its shareholders by either posting notice of such waiver on Harbin Electric’s website or by filing notice of the waiver on a Form 8-K with the SEC.

Code of Ethics for Senior Executives

Adopted by Harbin Electric’s Board of Directors on February 17, 2006.

Harbin Electric Incorporated (the “Company”) believes it is of critical importance that the filings with the Securities and Exchange Commission be accurate and timely. From time to time employees of the Company may be called upon to provide information to assure that the Company’s public reports are complete, fair, and understandable. The Company expects all of its personnel to take this responsibility seriously, to provide prompt and accurate answers to the Company’s requests related to the Company’s public disclosure requirements, and to abide by the Company’s Code of Ethics and Business Conduct. Enforcement of and interpretations under this Code of Ethics for Senior Executives (the “Code of Ethics”) shall ultimately be the responsibility of the Company’s Nominating and Corporate Governance Committee.

This Code of Ethics is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics that apply to the Company’s principal executive officer (the “CEO”) and certain of the Company’s senior financial officers, including the Company’s Chief Financial Officer, Treasurer, principal accounting officer, and any officer of the Company serving in a finance, accounting, treasury, tax, or investor relations role (the “Financial Officers”). The Financial Officers should note that simply complying with the law or following widespread business practices may not be enough to comply with the requirements under Section 406 of the Sarbanes-Oxley Act of 2002 or the Company’s Policy for Disclosure Controls and Procedures. It is therefore critical that the Financial Officers understand their obligations and responsibilities under the Policy for Disclosure Controls and Procedures and this Code of Ethics.

The purpose of this Code of Ethics is to deter wrongdoing and to promote:

•	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

•	Compliance with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies;

•	Prompt internal reporting of possible violations of this Code of Ethics with the appropriate persons within the Company; and

•	Accountability for adherence to this Code of Ethics.

Accordingly, the CEO and each of the Financial Officers are required to:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•	Avoid conflicts of interest and disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•
Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company or its subsidiaries

•
Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations with which the Company, its subsidiaries or its securities are associated;

•
Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers or suppliers obtained or created in connection with their activities and to prevent the unauthorized use or disclosure of such information unless required by applicable law or regulation, or legal or regulatory process; and

•	Promptly report any possible violation of this Code of Ethics to the Company’s Secretary or Assistant Secretary or other appropriate executive officer.

The CEO and Financial Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate, or mislead the Company’s or its subsidiaries’ independent public accountants for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

Failure to observe the terms of this Code of Ethics may result in disciplinary action, which may include termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the violator, his or her supervisor(s), and/or the Company.

If you have questions regarding the best course of action in a particular situation, you should promptly contact the Company’s Secretary or Assistant Secretary or other appropriate executive officer of the Company.

Corporate Governance Guidelines

HARBIN ELECTRIC INCORPORATED

and All Subsidiaries or Affiliated Entities

Adopted by Harbin Electric’s Board of Directors on February 17, 2006

The following Guidelines have been approved and adopted by Harbin Electric’s Board. In addition to these Guidelines, Harbin Electric’s Articles, Bylaws, and Charters of the various Committees of the Board, provide the foundation for its governance. See the attached Exhibit “A” for certain definitions or terms used in this document.

1.	Roles of the Board of Directors and Executive Management

Each Director is elected by Harbin Electric’s shareholders. The Board is the ultimate decision making body of Harbin Electric, except with respect to those matters reserved to its shareholders in Harbin Electric’s Governing Documents or as required by other Regulatory Agencies. Harbin Electric’s business is conducted by its employees and officers under the direction of the CEO and subject to the oversight of the Board. Both the Board and the executive management seek to enhance the long-term value of Harbin Electric for the benefit of its shareholders. In doing so, Harbin Electric recognizes that the interests of its shareholders will also be advanced by responsibly taking into account the concerns of its other constituencies, including customers, employees, the communities in which it does business, the public at large, and the governmental entities that regulate its businesses.

2.	Critical Functions of the Board of Directors

In addition to overseeing Harbin Electric’s Executives, the critical functions of the Board, at times in conjunction with an appropriate Committee, include, but are not limited to, the following matters:

a.	considering and approving Harbin Electric’s fundamental business strategies and major corporate actions in accordance with direction set forth in the Bylaws;

b.	selecting, evaluating, and compensating Executive positions;

c.	planning for succession to the position of CEO as well as certain other Executive positions; and

d.
enhancing Harbin Electric’s integrity and reputation by ensuring that the appropriate management establishes, implements, and maintains policies, practices, and procedures for full compliance with all applicable laws and for meeting the high ethical standards that the Board and the public expect of Harbin Electric.

3.	Director Responsibilities

The primary responsibility of each Director is to exercise business judgment in good faith to act in what the Director reasonably believes to be in the best interests of Harbin Electric and its shareholders. In addition to those requirements set for in the Governing Documents, in discharging this responsibility, Harbin Electric requires that each Director shall:

a.	preserve the confidential nature of material information given or presented to the Board;

b.	disclose to the other Directors any potential conflicts of interest with respect to any matter under discussion and, if appropriate, refrain from voting on such a matter;

c.
not serve as a director, officer, or employee of any entity which is in competition with Harbin Electric and not misappropriate any opportunity or asset belonging to Harbin Electric for direct or indirect benefit;

d.
consistent with the Board’s belief that management speaks for Harbin Electric, and except as provided in these Guidelines, refer all inquiries from the press, institutional investors, and others to the CEO or such other Executives or appropriate designees, provided, however, that a Director may, from time to time, meet or otherwise communicate with various third parties about Harbin Electric but only with the knowledge and advance approval of the Executive Committee or if requested by the Executive Committee; and

e.
establish a financial stake in Harbin Electric by developing a meaningful ownership position in Harbin Electric over time as determined by the Board and that is appropriate for the Director’s personal financial circumstances.

4.	Director Qualifications and Selection Process

The Nominating & Corporate Governance Committee evaluates all Nominees, including current Directors who may be up for re-election, based on several different professional criteria and in accordance with the minimum requirements as established in the Governing Documents. Additional general criteria include knowledge of business, industry, and economic environment, educational background, professional experience, and willingness and availability to serve as a Director of Harbin Electric.

Harbin Electric seeks to have a Board representing diverse experiences in business, government, education, technology, and in various areas relevant to its businesses. This Committee will also consider the make-up of the Board as a whole in terms of the professional diversity represented by various occupations and review the overall qualifications in determining a combination of Directors that will best serve the needs of the Board and Harbin Electric. Other considerations and requirements include, but are not limited to, the following:

a.
Integrity and Values Each Director should possess the highest personal and professional ethics and integrity and be devoted to representing the interests of Harbin Electric and its shareholders. A Director must be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively.

b.	Independence The make-up of the Board shall at all times meet the criteria for independence required by the Regulatory Agencies.

c.
Nominations Proposed nominations for Directors will be made to the Board by the Nominating & Corporate Governance Committee in accordance with the policies and principles in its Charter. Shareholders may also propose nominees for election as Directors for consideration by this Committee in accordance with the procedures set forth in Governing Documents. In the event of vacancies that occur on the Board between annual shareholder meetings, as set forth in the Governing Documents, the Board may fill such positions pursuant to recommendation by this Committee and as indicated in Governing Documents.

d.
Material Changes in Qualifications; Retirement If a Director changes principal occupation, position, or represented responsibility held when elected to the Board, the Director must immediately notify the Chairman of the Board and the Committee Chair of the Nominating & Corporate Governance Committee. The individuals will review the circumstances and situation, review the appropriateness of continued Board service under the new circumstances, and make a recommendation as to retention or removal to the full Board.

e.
Service on Other Boards of Directors A Director will advise the Chairman of the Board, the Committee Chair of the Nominating & Corporate Governance Committee in advance of accepting an invitation to serve as a director of another public company. The Nominating & Corporate Governance Committee will review whether such board membership may unduly impact the ability of the Director to fulfill his or her responsibilities as a Director of Harbin Electric and shall make a recommendation to the Board. Generally, a Director of Harbin Electric should not serve on more than three other public company boards of directors.

f.
Chairman of the Board Harbin Electric has no fixed policy with respect to the separation of the offices of Chairman of the Board and the CEO. The Board believes that this issue is part of the succession planning process, and that it is in the best interests of Harbin Electric for the Board to make this determination from time to time, when selecting a new CEO.

5.	Independence of Directors

The Nominating & Corporate Governance Committee shall be responsible for creating categorical standards to assist it and the Board in making a determination of independence of Directors in accordance with the Governing Documents and the rules and regulations Regulatory Agencies. Upon approval by the Board, the standards shall be disclosed to interested parties of Harbin Electric. On an annual basis, this Committee shall re-evaluate and determine the status of independence of all Directors in accordance with the set standards. This Committee shall present for approval to the full Board a report regarding its determination on the independence (or lack thereof) of each Director serving on the Board.

6.	Membership, Terms, and Term Limits

The number of Directors on the Board and the terms of each Director shall be in compliance with the Governing Documents. The Board does not believe it should establish term limits for its Directors and, as such, each Director may be re-elected to additional terms. The nomination process and associated criteria will ensure that there are fresh ideas and viewpoints available to the Board while maintaining the contribution of Directors who have been able to develop, over a period of time, increasing insight into Harbin Electric and its operations and, therefore, provide an increasing contribution to the Board as a whole.

7.	Meetings of the Board of Directors

a.	Meetings Scheduled

The Board, in accordance with Governing Documents, may have meetings, regular or special, as frequently as the Board determines. Although Harbin Electric has no formal policy regarding the required number of meetings held each year, the Board has generally found that four regularly scheduled meetings per year have been appropriate and sufficient.

b.	Meeting Attendance and Preparation

Each Director is expected to attend all Board meetings and all meetings of Committees on which the Director serves. A Director should notify Harbin Electric’s Secretary or Assistant Secretary as soon as practical after becoming aware of being unable to attend a meeting. Each Director is expected to spend the amount of time and effort needed, and to meet as frequently as necessary, to properly discharge the required and appropriate responsibilities. Information and data that are important to the Directors’ understanding of the business to be conducted at a Board meeting generally should be made available or distributed to the Directors as soon as possible and practicable. All Committees may establish information distribution guidelines and timelines within their individual Charters. Each Director should review the materials in advance of the meeting.

c.	Meeting Agenda

Prior to each meeting, the Chairman of the Board will establish the agenda for each Board meeting and establish a schedule of agenda subjects to be discussed during the meeting to the degree this can be foreseen. The Board of Directors will review Harbin Electric’s long-term strategic plans and the principal issues that it will face in the future during at least one Board meeting each year. Directors are encouraged to suggest the inclusion of additional items on the agenda. Whenever possible, such additional agenda items should be discussed with the Chairman of the Board or Corporate Secretary in advance of the meeting so that appropriate notice and materials relating to such item can be distributed to all Directors prior to the meeting. A Director may raise subjects for discussion at any Board meeting whether or not included within the formal agenda for that meeting.

d.	Meetings of Non-Management Directors

Executive sessions or meetings of those members of the Board who meet the then current standards of independence shall be held at least annually and more frequently if the independent Directors so desire. No member of Harbin Electric management shall be present at such executive sessions except by specific invitation by the Presiding Director of the meeting. The non-management Directors may meet in executive session completely separate from a scheduled meeting of the full Board of Directors or during a scheduled Board meeting upon first excusing all members of Harbin Electric management from that segment of the meeting. The Presiding Director for this Committee will be determined annually.

8.	Board Committees

a.	Standing Committees

The Board will have at all times an Executive Committee and any other Committee required by the Governing Documents or Regulatory Agencies. Other than the Executive Committee, all of the members of these Committees shall be Directors who then meet the independence criteria then in effect and as established by the Regulatory Agencies. The Board may create additional standing and ad hoc committees as deemed appropriate from time to time. Consideration will be given to rotating Committee members periodically, but the Board does not believe that rotation should be mandated.

b.	Committee Charters

Each Board Committee will have its own Charter or other governing document. Each Charter will set forth the purposes, goals, and responsibilities of the Committee as well as certain specific qualifications for Committee membership and procedures for Committee member appointment. Each Charter will address the nature of items that, and the frequency with which, the Committee will report to the full Board. Each Charter will require the Committee to annually evaluate its own performance.

c.	Committee Meetings and Agendas

The Committee Chair, in consultation with the Committee members and Harbin Electric’s Chairman of the Board, CEO and Executives, where appropriate, will determine the frequency and length of the Committee meetings consistent with any requirements set forth in the Committee’s Charter. The Committee Chair, in consultation with the appropriate members of the Committee and Executives, will develop the Committee’s agenda for each meeting. The meeting schedule for each Committee will be furnished to all Directors.

d.	Committee Reports to the Board

After each Committee meeting, but not less than annually, each standing Committee will make a report to the Board as required in each Committee’s Charter and including other issues that may be of interest to the Board. Such reports shall include an analysis of the issues and how such issues were resolved or otherwise addressed by the Committee.

e.	Engagement of Advisors

The Board and each Committee have the power to hire, at the expense of Harbin Electric, independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of any Executive of Harbin Electric in advance. Directors are expected to use their best judgment in determining when such engagements are necessary and shall consider the qualifications and fees to be charged by such advisors when making their selection. The Board and/or the Committee that engages such advisor shall promptly notify Harbin Electric’s Corporate Secretary or Assistant Secretary of such engagement so that the Corporate Secretary or Assistant Secretary can confirm the independence of such advisor and make the necessary arrangements for the payment of fees to such advisor. Except for the Audit Committee, any other standing Committee shall be limited to $5,000 per engagement unless otherwise authorized by the Board of Directors. A report will be made to the Board regarding the reason for the engagement and the fees at the next Board meeting.

9.	Non-Delegable Actions of the Board of Directors

The Board may delegate responsibility for certain actions within the scope of the Board’s authority to the extent such delegation is permissible by applicable law. Any such matters delegated to a Committee must be within the scope of authority granted to such Committee in its Charter. Notwithstanding any such delegation, the Board shall remain responsible for such actions and the Committees and/or persons to whom such actions have been delegated shall report the status of such matters to the Board from time to time as directed by the Board. However, Harbin Electric believes that the following matters may not be delegated outside the Board and must be addressed by the Board as a whole:

a.
any matter which is required by applicable law to be acted upon by the Board of Directors, such as amendments to Harbin Electric’s Articles of Incorporation, issuances of shares, share repurchases, and declarations of dividends;

b.	any amendment to, or waiver of, Harbin Electric’s Code of Ethics and Business Conduct;

c.	any waiver to, or waiver of, Harbin Electric’s Code of Ethics for Senior Executives;

d.	any business acquisition or disposition requiring approval by Harbin Electric’s shareholders;

10.	Director Access to Officers and Employees

a.	Contacts

Directors shall have full and free access to Executives and employees of Harbin Electric. Any meetings or contacts that a Director wishes to initiate may be arranged directly or through the CEO or Corporate Secretary. A Director will use judgment to ensure that any such contact is not disruptive to the business operations of Harbin Electric and may, if appropriate, copy the CEO and Corporate Secretary on any written communications between a Director and an Executive or employee of Harbin Electric.

b.	Participation in Meetings

In addition to the Directors and Harbin Electric’s Corporate Secretary, the Board may extend invitations to other Harbin Electric personnel or affiliates to attend various Board or Committee meetings, or certain portions of such meetings. Meeting attendance of non-members should be approved by the Chairman of the Board or by the Committee Chair or by a majority of the members of the Board or Committee.

11.	Management Evaluation

At least annually, the Board, in conjunction with the Compensation & Stock Option Committee, shall review the performance of the CEO and Executives, particularly Harbin Electric’s Named Executive Officers, to ensure that these senior management individuals are providing the best leadership for Harbin Electric in the long and short term.

12.	Succession Planning

In order to be prepared in the event of an unexpected inability of the CEO to continue to serve, the Board, upon recommendations of the Executive Committee and the Nominating & Corporate Governance Committee, shall evaluate potential successors to the CEO. In evaluating potential successors, the Board or these Committees shall meet with the CEO to discuss the CEO’s recommendations and evaluations, including a review of any development plans recommended for such potential successors.

13.	Director Compensation

The form and amount of Director compensation will be determined by the full Board on the recommendation of the Nominating & Corporate Governance Committee in accordance with the policies and principles set forth herein, in its Charter, and any Regulatory Agency. This Committee will conduct an annual review of Director compensation. The Board, upon the advice of this Committee, shall consider whether the independence of Directors may be jeopardized: a) if Director compensation and perquisites exceed customary levels; b) if Harbin Electric makes substantial charitable contributions to organizations with which a Director is affiliated; or c) if Harbin Electric enters into consulting contracts with (or provides other indirect forms of compensation to) a Director or an organization with which the Director is affiliated.

14.	Director Education and Continuing Education

Harbin Electric will establish, or identify and provide access to, appropriate orientation programs, sessions, or materials for newly elected directors of Harbin Electric for their benefit prior to or within a reasonable period of time after their nomination or election as a Director. The program or materials will include information to familiarize new Directors with Harbin Electric’s strategic plans, its significant financial, accounting, and risk management issues, its compliance programs, its Code of Ethics and Business Conduct, its Executives, and its internal and independent auditors.

The Board encourages its members to participate in continuing education programs sponsored by universities, stock exchanges, or other organizations or consultants specializing in director education. Subject to approval by the Board’s Executive Committee, a Director may attend continuing education programs at Harbin Electric’s expense.

15.	Reliance on others; Liability Insurance

In discharging the obligations and responsibilities as a Director of Harbin Electric, each Director is entitled to rely on the honesty and integrity of other Directors and of Harbin Electric’s Executives, independent auditors, and other outside advisors. Further, in order to promote the ability of each Director to act in accordance with the Director’s reasonable, good faith business judgment without undue concern for the substantial risk of personal liability faced by directors of public companies, Harbin Electric shall purchase and maintain directors’ and officers’ liability insurance in amounts reasonably deemed appropriate from time to time. To the extent deemed advisable by the Board, Harbin Electric shall bestow on the Directors the benefits of indemnification and exculpation to the fullest extent permitted by law and by Harbin Electric’s Governing Documents and any indemnification agreements.

16.	Annual Performance Evaluation

The Board, in conjunction with the Nominating & Corporate Governance Committee, will conduct an annual self-evaluation to determine whether it and its Committees are functioning effectively. The performance assessment will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the Board’s contribution to Harbin Electric and specifically focus on areas in which the Board or management believes that the Board could improve. In addition, at least annually the Board shall review whether the Harbin Electric is in line with its long-tem strategic plans and shall revise such plans as needed.

17.	Amendment, Waiver and Modification

The Board recognizes that these Guidelines must continue to evolve in accordance with the changing needs of Harbin Electric, its shareholders, and the applicable laws and regulations of Regulatory Agencies. At least annually, the Board will review these Guidelines and Harbin Electric’s Governing Documents to determine whether any changes are appropriate. The Board may amend, modify, or waive these Guidelines, subject to the disclosure and other provisions of laws, rules, and regulations applicable to Harbin Electric.

EXHIBIT “A” DEFINITION OF TERMS

HARBIN ELECTRIC INCORPORATED Corporate Governance Guidelines

Adopted by Harbin Electric’s Board of Directors on INSERT DATE.

Articles - Articles of Incorporation, as amended and/or restated, of Harbin Electric Incorporated in effect at the time

Harbin - Harbin Electric Incorporated and the affiliates of Harbin Electric Incorporated unless otherwise noted

Board - Board of Directors of Harbin Electric Incorporated

Bylaws - Bylaws, as amended, of Harbin Electric Incorporated in effect at the time

CEO - Chief Executive Officer of Harbin Electric Incorporated

Chairman of the Board - Chairman of the Board of Directors of Harbin Electric Incorporated

Charters - Charters, or other governing documents, of the specified Committees of the Board of Directors of Harbin Electric Incorporated

Committee - any specified Committee of the Board of Directors of Harbin Electric Incorporated

Committee Chair - Chairman (or Presiding Director) of the specified Committee of the Board of Directors of Harbin Electric Incorporated

Director - any member of the Board of Directors of Harbin Electric Incorporated

Executives - the Chief Executive Officer, the Named Executive Officers, and the other Executive Officers of Harbin Electric Incorporated as defined as “executive officer” for purposes of Form 10-K Report and Proxy Statement reporting and as defined as “officer” for purposes of Section 16 of the Exchange Act

Governing Documents - including, but not limited to, the Articles of Incorporation, as amended and/or restated, the Bylaws, as amended, and the Charters of specified Committees of the Board of Directors of Harbin Electric Incorporated

Guidelines - corporate governance principles approved and adopted by the Board of Directors of Harbin Electric Incorporated as indicated in this particular document

Nominee - a nominee to the Board of Directors of Harbin Electric Incorporated

NASDAQ - NASDAQ Stock Exchange (or similar exchange on which Harbin Electric’s stock is traded and regulated)

Regulatory Agencies - including, but not limited to, the NASD, the NYSE, the SEC, the IRS, other similar governing and rule-making agencies, and the rules and regulations of the Sarbanes-Oxley Act of 2002

SEC - the Securities and Exchange Commission

SOX - the rules and regulations of the Sarbanes-Oxley Act of 2002